UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 21, 2024

RIGETTI COMPUTING, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40140	88-0950636
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

775 Heinz Avenue, Berkeley, California	94710
(Address of principal executive offices)	(Zip Code)

(510) 210-5550

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	RGTI	The Nasdaq Capital Market
Warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50 per share	RGTIW	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On June 21, 2024, (the “Amendment Date”), Rigetti Computing, Inc. (the “Company”), entered into the Amended and Restated Loan and Security Agreement (the “Amended Loan Agreement”), by and between Trinity Capital Inc., as lender (the “Lender”), and the Company, Rigetti & Co, LLC and Rigetti Intermediate LLC, as borrowers, which amended and restated in its entirety the Company’s existing loan and security agreement, dated as of March 10, 2021 (as amended from time to time, the “Existing Loan Agreement”).

Under the Existing Loan Agreement, the Company drew $12.0 million in March 2021, $8.0 million in May 2021, $7.0 million in November 2021 and $5.0 million in January 2022 (collectively, the “Term Loans”). The principal balance of the Term Loans as of the Amendment Date was $16,177,207.84.. There are currently no additional amounts available to be drawn under the Amended Loan Agreement. Each Term Loan amortizes in equal monthly installments through 48 months following the disbursement date of each Term Loan (each, a “Maturity Date”). The Term Loans remain outstanding under the Amended Loan Agreement.

The Term Loans continue to bear interest at a rate equal to the greater of 11% or the US Prime Rate plus 7.50% per annum, payable monthly.

The Company may prepay, in whole or in part, the outstanding Term Loans, subject to a prepayment premium that remains unchanged from the Existing Loan Agreement, which is 1.5% on or after the 19th month following the disbursement date of each Term Loan (each, an “Amortization Date”) and before the first anniversary of the Amortization Date, 1.0% on or after the first anniversary of the Amortization Date and before the second anniversary of the Amortization Date and 0.50% on or after the second anniversary of the Amortization Date and before the Maturity Date.

In addition, the Company is required to pay on the respective Maturity Date or the date of an earlier prepayment a final payment fee equal to 2.75% of the aggregate original principal amount of the Term Loans being repaid, which remains consistent with the Existing Loan Agreement.

The Amended Loan Agreement contains representations and warranties and customary affirmative and negative covenants applicable to the Loan Parties (as defined below) and its consolidated subsidiaries, including, among other things, restrictions on indebtedness, liens, investments, mergers, dispositions, prepayment of other indebtedness and dividends and other distributions, which were amended from the covenants in the Existing Loan Agreement to increase flexibility for the Company.

The Amended Loan Agreement also includes events of default, including failure to pay principal, interest or certain other amounts when due, material inaccuracy of representations and warranties, violation of covenants, specified cross-default and cross-acceleration to other material indebtedness, certain bankruptcy and insolvency events, certain undischarged judgments, material invalidity of guarantees or grant of security interest, and change of control, in certain cases subject to certain thresholds and grace periods. If one or more events of default occurs and continues beyond any applicable cure period, the Lender may terminate the commitments to make further loans and declare all of the obligations of the Company under the Amended Loan Agreement to be immediately due and payable, which remain consistent with the Existing Loan Agreement.

The obligations of the Company under the Amended Loan Agreement are currently guaranteed by the Company’s wholly-owned subsidiaries, Rigetti & Co, LLC and Rigetti Intermediate LLC (which, together with the Company, are collectively referred to as the “Loan Parties” and each, a “Loan Party”) and will be guaranteed by any future domestic subsidiaries of the Company. The obligations of the Loan Parties under the Amended Loan Agreement and other loan documents are secured, subject to customary permitted liens and other agreed upon exceptions, by a perfected security interest in all assets of the Loan Parties.

The foregoing description of the Amended Loan Agreement is not intended to be complete and is qualified in its entirety by reference to the full text of the Amended Loan Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information described under Item 1.01 above is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Amended and Restated Loan and Security Agreement by and between Trinity Capital Inc., as lender, and Rigetti & Co, LLC, Rigetti Intermediate LLC and Rigetti Computing Inc., as borrowers.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 24, 2024	RIGETTI COMPUTING, INC.

	By:	/s/ Jeffrey Bertelsen
Jeffrey Bertelsen
Chief Financial Officer